EXHIBIT 99.1




     SERAGEN, INC., 97 South Street, Hopkinton, Massachusetts 01748

  FOR IMMEDIATE RELEASE
  _____________________

  For more information, contact              Lora Maurer
                                             Seragen, Inc.
                                             Phone:       508-435-2331

         SERAGEN  RESTRUCTURES AGREEMENT WITH AJINOMOTO
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HOPKINTON, MA--June 10, 1997--Seragen, Inc. (Nasdaq:SRGN) announced today that Seragen and Ajinomoto Co., Inc. of Japan have amended their existing license agreement to reduce substantially and defer Seragen's financial obligations to Ajinomoto. As part of the restructuring, Eli Lilly and Company has entered into a separate licensing arrangement with Ajinomoto. In addition, Lilly has agreed to assume most of Seragen's remaining obligation, subject to certain conditions. Lilly and Seragen are collaborating on the development of Interleukin-2 (IL-2) Fusion Protein for cutaneous T-cell lymphoma (CTCL).

In 1994, Seragen and Ajinomoto signed agreements that granted Seragen worldwide rights to certain IL-2 gene patents owned by the Japanese Foundation for Cancer Research and Ajinomoto for potential use in the development of Seragen's IL-2 Fusion Protein.

"Lilly and Ajinomoto have greatly assisted us in our financial restructuring efforts," said Seragen's chairman and CEO, Reed Prior. "We appreciate their willingness to work together to seek a solution that benefits all three companies, as well as the patients who will ultimately benefit from IL-2 Fusion Protein."

Seragen has disclosed the details of the agreements with both Ajinomoto and Lilly in a Form 8-K filed with the Securities and Exchange Commission.

"If we meet all the conditions stipulated by this series of agreements, Seragen will realize a net cash savings in excess of $3 million over the next three years compared to our previous agreements with Ajinomoto and Lilly," explained Mr. Prior. "Furthermore, our overall royalty rate payable to Ajinomoto upon sales of IL-2 Fusion Protein has been reduced significantly.
We believe this restructuring will help us in our efforts to seek additional capital and to enter into other partnerships to commercialize our technology."

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Seragen  Restructures Agreement with Ajinomoto / page 2 of 2

Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products. The company's unique receptor-active fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

Seragen's current focus is on cancer and dermatology. The company's most advanced product, IL-2 Fusion Protein, is in Phase III clinical trials for cutaneous T-cell lymphoma, in collaboration with Lilly. Seragen is independently conducting clinical trials of the same product for psoriasis. A second product, EGF Fusion Protein, is currently in a Phase I/II clinical trial for non-small cell lung cancer.



Safe Harbor Information
_______________________

Some of the statements contained in this document are forward-looking, including statements relating directly or by implication to Seragen's products, operations, strategic partnerships, and ability to fund its operations. These statements are based on current expectations and involve a number of uncertainties and risks, including (but not limited to) Seragen's ability to proceed with successful development, testing, and licensing of its products and Seragen's ability to enter into additional strategic partnerships and other collaborative arrangements or to raise additional capital on satisfactory terms. For further information, refer to the "Business Outlook"
section in Seragen's Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.



                                      -8-

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